Exhibit 99.1

Tel-Instrument Electronics Corp. Responds to Recent Court Ruling on Punitive Damages in the Aeroflex Case and Announces a Pending $3M Financing

East Rutherford, NJ – October 27, 2017 – Tel-Instrument Electronics Corp. (“Tel”, “Tel-Instrument” or the “Company”) (NYSE American: TIK), a leading designer and manufacturer of avionics test and measurement solutions, received notice that the judge in the Aeroflex litigation issued a decision granting an additional $2.1 million in punitive damages in favor of Aeroflex, which brings the total Tel damages awarded in this case to approximately $4.9 million. The Company is currently investigating its options, including an appeal.

In commenting on the decision, Jeff O’Hara, Tel’s President and CEO, said “we are extremely disappointed by the court’s not reducing the jury award to correct errors as well as the punitive damages award. TIC believes that it has solid grounds to appeal and plans to defend our position to the fullest extent of the law. The appeal process is expected to take two to three years.”

“We are also pleased to report that we are nearing completion of a financing for $3 million with an existing investor for preferred stock. This preferred stock will include an 8% dividend rate and will be convertible into shares of common stock at a price of $3.00 per share. This $3 million will allow the Company to fund the planned appeal of this award and continue its operations and new product development to support our growth plans while the appeals process plays out over the next several years.”

About Tel-Instrument Electronics Corp.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbour for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact: Joseph P. Macaluso	John Nesbett or Jennifer Belodeau
Tel-Instrument Electronics Corp.	Institutional Marketing Services (IMS)
(201) 933-1600	(203) 972-9200
jnesbett@institutionalms.com